Exhibit 99.1

Analyst Contact:	Greg Slome
Sparton Corporation
Email: gslome@sparton.com
Office: (847) 762-5812

Media Contact:	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Corporation Reports $0.75 EPS for Fiscal Year 2010; $0.21 for Fiscal

2010 Fourth Quarter

SCHAUMBURG, IL. — September 8, 2010 — Sparton Corporation (NYSE: SPA) today announced results for the fourth quarter of fiscal 2010 ended June 30, 2010. The Company reported fourth quarter net income of $2.1 million, or $0.21 per share, versus a net loss of $8.8 million, or $0.90 loss per share, for the fourth quarter of fiscal 2009.

Consolidated results for the three months and year ended June 30, 2010 and 2009:

	Fourth Quarter		Fiscal Year
($ in 000’s, except per share)	2010	2009	2010	2009
Net sales	$40,013	$58,767	$173,977	$221,871
Gross profit	5,507	4,540	26,583	15,886
Restructuring / impairment charges	1,955	6,348	4,076	7,008
Gain on sale of property, plant and equipment	(3,119)	(20)	(3,119)	(10)
Operating income (loss)	2,256	(6,980)	5,722	(11,257)
Provision for (benefit from) income taxes	111	1,406	(1,916)	1,787
Net income (loss)	2,098	(8,837)	7,440	(15,753)
Income (loss) per share - basic and diluted	0.21	(0.90)	0.75	(1.61)

Highlights for the fiscal 2010 fourth quarter are summarized below:

•	Fiscal 2010 fourth quarter net income of $2.1 million, or $0.21 per share, Sparton’s fourth consecutive profitable quarter.

•	Fiscal 2010 fourth quarter gross margin of 13.8%, compared to 7.7% in the same period in fiscal 2009, despite a decrease in net sales of $18.8 million.

•	Ended quarter with $37.7 million in working capital, minimal long-term debt, and $64.3 million ($6.30 per share) in shareholders’ equity.

•	Gain on long-term lease of our Coors Road facility of $3.1 million with an immediate cash inflow of $2.5 million with the remaining $0.8 million paid over the next three years.

•	Sale of the Jackson, Michigan and London, Ontario, Canada facilities with an estimated annual savings of $0.4 million in future years.

•

Completion of previously announced restructuring activities in the fourth quarter of fiscal 2010 resulting in restructuring/impairment charges of $2.0 million, including $0.8 million loss on sales of facilities noted above and a $1.1 million impairment of the Company’s remaining idled facility in Albuquerque, NM to bring in-line with current appraised value.

Additional highlights for the fiscal 2010 full year are summarized below:

•	Fiscal 2010 net income of $7.4 million, or $0.75 per share, marking Sparton’s return to annual profitability.

•	Fiscal 2010 gross margin of 15.3%, as compared to 7.2% in fiscal 2009 despite a decrease in net sales of $47.9 million.

•

Defense & Security Systems business unit experienced a 51% increase in sales in fiscal 2010 as compared to fiscal 2009. The segment’s gross profit percentage increased to 25% in fiscal 2010 compared to 16% in fiscal 2009.

•	Tax benefit of $1.9 million as Sparton elects to take advantage of new tax regulations.

•	Generated $19.9 million cash flow from operations, paid down $21.1 million of debt and had $30.6 million of cash at June 30, 2010.

Sparton President and CEO Cary Wood commented, “While overall sales and gross margins in the fourth quarter were relatively consistent with our third quarter results, our segmented results exhibited both positive and negative attributes. Our DSS business unit continues to achieve elevated margins due to minimal rework costs resulting from improvements in operating performance leading to successful sonobuoy drop tests. Sonobouy sales to foreign governments, which typically provide higher margins, also continue to have a positive impact on this segment’s results. While we experienced continued softness in our Medical business unit in the fourth quarter as compared to the first two quarters of fiscal 2010, we were successful in aligning our cost structure with the reduced volumes, enabling the segment to improve overall margins from the previous quarter’s results. We continue to review our cost structure to ensure it is aligned with expected future volume levels. Overall performance within our EMS business unit fell short of our expectations in the fourth quarter and was negatively impacted by unfavorable product mix, compounded by certain program startup costs. Through our continued implementation of Lean Enterprise, we remain confident that we will ultimately be successful in increasing the EMS gross margins to acceptable levels.”

As previously reported, beginning in fiscal 2010, Sparton has segmented its financial reporting into three distinct business units: Medical Device (“Medical”), Electronic Manufacturing Services (“EMS”), and Defense & Security Systems (“DSS”).

Fourth Quarter Consolidated Results

Net sales for the three months ended June 30, 2010 were $40.0 million, a decrease of 32% from the same prior year period, reflecting the full disengagement from several significant customer contracts within our EMS business unit during the second half of fiscal 2009 and in the first quarter of fiscal 2010. Continued softening in Medical sales and decreased sonobuoy sales to foreign governments from the DSS business unit also contributed to the reduction in sales from fiscal 2009.

The gross profit percentage for the three months ended June 30, 2010 was 14%, a significant increase from 8% for the same period last year. The increase in gross profit in the quarter ended June 30, 2010 was driven by favorable product mix, elevated margins in the DSS business unit, and the Company’s ongoing implementation of Lean Enterprise, partially offset by the impact from the overall decrease in sales volume. Additionally, gross profit was positively impacted from reduced overhead costs associated with the consolidation of manufacturing operations and workforce reductions which were initiated in the second half of fiscal 2009 and continued into fiscal 2010.

Selling and administrative expenses for the three months ended June 30, 2010 decreased approximately $0.5 million from the prior year quarter, reflecting reductions in headcount and legal and professional fees, partially offset by costs related to our incentive plans in fiscal 2010.

Restructuring/impairment charges were $2.0 million and $6.3 million for the three months ended June 30, 2010 and 2009, respectively. The fiscal 2010 fourth quarter charges include a $1.1 million impairment of the Company’s Albuquerque, New Mexico facility and losses on sales of the Company’s Jackson, Michigan and London, Ontario, Canada facilities of $0.3 million and $0.5 million, respectively. The Company has completed its previously announced restructuring activities.

Gain on sale of property, plant and equipment for the three months ended June 30, 2010 reflects the gain on the long-term lease of our Coors Road property.

The Company recorded income tax expense of approximately $0.1 million for the quarter ended June 30, 2010, compared to an expense of $1.4 million for the same period in the prior year. The fiscal 2009 expense primarily relates to the establishment of reserves against deferred tax assets.

Net income of $2.1 million, or $0.21 per share, basic and diluted, was reported for the three months ended June 30, 2010, compared to a net loss of $8.8 million or a loss of $0.90 per share, basic and diluted, for the corresponding period of fiscal 2009.

Fiscal Year Consolidated Results

Net sales for the year ended June 30, 2010 were $174.0 million, a decrease of 22% from the prior year, reflecting the full disengagement from several significant customer contracts within our EMS business unit during the second half of fiscal 2009 and the first half of fiscal 2010, partially offset by increased sales to the U.S. Government and to foreign governments within the DSS business unit.

The gross profit percentage for the year ended June 30, 2010 was 15%, a significant increase from 7% for the same period last year. The increase in gross profit in the year ended June 30, 2010 was driven by favorable product mix, elevated margins in our DSS business unit, disengagement from certain unprofitable customers and the Company’s ongoing implementation of Lean Enterprise, partially offset by the overall decrease in sales volume. Additionally, gross profit was positively impacted from reduced overhead costs associated with the consolidation of manufacturing operations and workforce reductions which were initiated in the second half of fiscal 2009 and continued into fiscal 2010.

Selling and administrative expenses for the year ended June 30, 2010 decreased approximately $0.6 million from the prior year, reflecting decreased costs resulting from facility closings and cost reduction activities, legal fees in fiscal 2009 related to Electropac litigation, partially offset by increased expenses related to the Company’s short-term and long-term incentive plans.

Restructuring and impairment charges were $4.1 million and $7.0 million for the years ended June 30, 2010 and 2009, respectively.

Gain on sale of property, plant and equipment for the year ended June 30, 2010 reflects the gain on the long-term lease of our Coors Road property, which occurred in the fourth quarter.

Interest expense was $0.8 million for fiscal 2010 compared to $1.6 million for fiscal 2009. The decrease in interest expense primarily reflects the repayment of the Company’s outstanding bank debt in August 2009.

The Company recorded an income tax benefit of approximately $1.9 million for fiscal 2010, compared to expense of $1.8 million for fiscal 2009. The fiscal 2010 benefit reflects the release of $2.3 million of the Company’s deferred tax asset valuation allowance due to recent tax regulation changes. The fiscal 2009 expense primarily relates to the establishment of reserves against deferred tax assets.

Net income of $7.4 million, or $0.75 per share, basic and diluted, was reported for the year ended June 30, 2010, compared to a net loss of $15.8 million or a loss of $1.61 per share, basic and diluted, for the year ended June 30, 2009.

Segment results for the three months and year ended June 30, 2010 and 2009:

Sales:

($ in 000’s)	Fourth Quarter			Fiscal Year
SEGMENT	2010	2009	% Chg	2010	2009	% Chg
Medical	$13,282	$17,413	(24)%	$64,424	$64,393	0%
EMS	12,420	25,173	(51)%	57,423	127,002	(55)%
DSS	17,193	18,672	(8)%	63,853	42,289	51%
Eliminations	(2,882)	(2,491)	16%	(11,723)	(11,813)	(1)%

Totals	$40,013	$58,767	(32)%	$173,977	$221,871	(22)%

Gross profit:

($ in 000’s)	Fourth Quarter				Fiscal Year
SEGMENT	2010	GP %	2009	GP %	2010	GP %	2009	GP %
Medical	$1,732	13%	$2,602	15%	$8,603	13%	$7,793	12%
EMS	(216)	(2)%	(2,163)	(9)%	2,133	4%	1,448	1%
DSS	3,991	23%	4,101	22%	15,847	25%	6,645	16%

Totals	$5,507	14%	$4,540	8%	$26,583	15%	$15,886	7%

Operating income (loss):

($ in 000’s)	Fourth Quarter				Fiscal Year
SEGMENT	2010	% of Sales	2009	% of Sales	2010	% of Sales	2009	% of Sales
Medical	$867	7%	$1,417	8%	$4,600	7%	$3,731	6%
EMS	(961)	(8)%	(8,302)	(33)%	(2,150)	(4)%	(9,893)	(8)%
DSS	3,289	19%	3,550	19%	13,150	21%	4,093	10%
Other Unallocated	(939)	—	(3,645)	—	(9,878)	—	(9,188)	—

Totals	$2,256	6%	$(6,980)	(12)%	$5,722	3%	$(11,257)	(5)%

Segment Results

Medical Device (“Medical”)

Fourth Quarter Results

Medical sales decreased $4.1 million in the three months ended June 30, 2010 as compared with the same quarter last year. This decrease in sales primarily reflects decreased sales to three customers, each of which experienced certain customer related issues, including, among other things, the suspension of production to make product enhancement modifications. The gross profit percentage on Medical sales decreased to 13% from 15% for the three months ended June 30, 2010 and 2009, respectively. This decline in margin on Medical sales reflects the impact from the overall decrease in sales volume as well as unfavorable product mix between the two periods, partially offset by greater operating efficiencies from consolidation of manufacturing operations and the Company’s continued implementation of Lean Enterprise.

Fiscal Year Results

Medical sales remained consistent in the year ended June 30, 2010 as compared with the prior year, reflecting increases and decreases in volume from various customers. The year over year results reflect increased sales volume to three customers of $7.9 million. These sales increases resulted mainly from increased demand on new product programs and receipt of FDA approval for a customer’s product. Offsetting these year over year increases, sales to two customers decreased by a total of $5.3 million, reflecting customer disengagements in fiscal 2009 and fiscal 2010, respectively. Several other customers in the aggregate accounted for the remaining sales variance. The gross profit percentage on Medical sales increased to 13% from 12% for the years ended June 30, 2010 and 2009, respectively. This improvement in margins on Medical sales was due in part to favorable product mix and increased manufacturing efficiencies resulting from continued implementation of Lean Enterprise. In addition, changes from the recent consolidation of manufacturing operations allowed for the realization of greater operating efficiencies.

Electronic Manufacturing Services (“EMS”)

Fourth Quarter Results

EMS sales for the three months ended June 30, 2010 decreased $12.8 million as compared with the same quarter last year. This decrease primarily reflects the Company’s disengagement with Honeywell during the three months ended December 31, 2009. The gross profit percentage on EMS sales improved to a loss of 2% for the three months ended June 30, 2010 compared to a loss of 9% for the three months ended June 30, 2009. The improvement in gross profit was mainly attributable to the reduced overhead costs associated with the plant closings and the consolidation of EMS operations, partially offset by the overall decrease in sales volume and improved pricing on Honeywell sales during its disengagement period. Margin was also favorably impacted by improved performance.

Fiscal Year Results

EMS sales for the year ended June 30, 2010 decreased approximately $69.6 million as compared with the prior year. This decrease reflects reduced sales to four customers, whose combined decrease totaled approximately $62.0 million for the year. Sparton disengaged with two of these customers as of June 30, 2009. Sparton completed its disengagement with a third customer, Honeywell, during the three months ended December 31, 2009. The decrease in sales to the fourth customer reflects the loss of certain programs with this customer. Partially offsetting these decreases, sales to another customer increased by approximately $4.4 million. Several other customers in the aggregate accounted for the remaining sales variance. The gross profit percentage on EMS sales increased to 4% for the year ended June 30, 2010 compared to 1% for the year ended June 30, 2009. Consistent with the fourth quarter, the improvement in gross profit was mainly attributable to the reduced overhead costs associated with the plant closings and the consolidation of EMS operations, partially offset by the overall decrease in sales volume. Margin was also favorably impacted by improved performance and price increases to certain customers.

Defense & Security Systems (“DSS”)

Fourth Quarter Results

DSS sales for the three months ended June 30, 2010 decreased compared to the fourth quarter of the prior year, showing a reduction of $1.5 million. This decrease reflected lower Sonobuoy sales to foreign governments between the comparable quarters, partially offset by higher U.S. Navy product volume and increased engineering sales revenue in the current year quarter. The gross profit percentage on DSS sales increased to 23% from 22% for the three months ended June 30, 2010 and 2009, respectively. Gross profit percentage was favorably affected by incurrence of minimal rework costs, reflecting improvement in operating performance due in part to the Company’s continued implementation of Lean Enterprise.

Fiscal Year Results

DSS sales for the year ended June 30, 2010 were significantly above the prior fiscal year, showing an increase of $21.6 million, reflecting higher U.S. Navy product volume due to successful sonobuoy lot acceptance testing as well as an increase in the awarded annual Navy contracts in production during the year. Additionally, sonobuoy sales to foreign governments in the current fiscal year exceeded the prior year by $3.1 million. Increased engineering sales revenue also contributed to the increase. The gross profit percentage on DSS sales increased to 25% from 16% for the years ended June 30, 2010 and 2009, respectively. The improvement in gross margin reflects increased foreign sonobuoy sales which generated higher margins due to an improved pricing structure. Additionally, gross profit percentage was favorably affected by incurrence of minimal rework costs, reflecting improvement in production efficiency and the Company’s continued implementation of Lean Enterprise. Margin was also positively impacted by a significant increase in overall sales volume from the prior year.

Liquidity and Capital Resources

Mr. Wood commented, “We are pleased with the progress we made during the fourth quarter toward the monetization of our non-performing assets as well as the completion of payment obligations to the former owners of Astro Instrumentation.” During the fourth quarter of fiscal year 2010, the Company received approximately $2.6 million in relation to the long-term lease of its Coors Road property in Albuquerque, New Mexico and the sales of its Jackson, Michigan and London, Ontario, Canada facilities, with an additional approximate $0.8 million due over the next three years. The disposition of these properties will save the Company an estimated $0.4 million in annual facility carrying costs. An impairment charge of approximately $1.1 million was taken in the fourth quarter related to the Company’s remaining property held for sale in Albuquerque, New Mexico bringing its carrying value in line with its appraised value. Additionally, the Company made final payments in relation to its notes payable and final contingent purchase consideration obligations to the former owners of Astro Instrumentation. Mr. Wood continued, “Elimination of the ongoing carrying costs related to these disposed properties and the completion of the Company’s obligations related to the purchase of Astro will allow us to more freely direct operating cash flows to fund our Company’s future growth initiatives.”

As of June 30, 2010, the Company had no outstanding borrowings against available funds on its $20 million revolving credit facility provided in August 2009 by PNC Bank, National Association. The credit facility is subject to certain customary covenants which were met at June 30, 2010.

Outlook

Mr. Wood further commented, “In the second half of fiscal 2009, Sparton launched an aggressive and robust restructuring plan that was intended to reshape the Company and return it to profitability. We are extremely pleased that the implementation of these actions has led to four consecutive profitable quarters in fiscal 2010, resulting in annual net income of $7.4 million after incurring substantial losses in each of the three prior years. Additionally, we have significantly enhanced our liquidity position, having repaid all of our bank debt in fiscal 2010 and still ending the year with $30.6 million in cash. As we move into fiscal 2011, our focus on sustained profitability will continue while we concurrently pursue new organic and inorganic growth opportunities. A number of new business development initiatives have been implemented to facilitate this growth. These initiatives, coupled with a healthy backlog, not only position the Company to realize modest organic growth this year, but more importantly, are preparing the Company for continued growth well into the future. Additionally, we will continue to pursue acquisition targets that are consistent with Sparton’s strategic direction as evidenced by the recent purchase of certain assets of Delphi Medical’s contract manufacturing business. This strategic acquisition provides an estimated $32 million of projected annual revenue to our Medical segment from a new and diversified customer base, provides us a geographic presence in the western United States, and increases our selling bandwidth. I am excited with Sparton’s successful turnaround and look forward to the anticipated success of our strategic growth plan.”

Conference Call

Sparton will host a conference call with investors and analysts on September 10, 2010 at 11:00 a.m. EST to discuss its fiscal year 2010 fourth quarter and year-to-date financial results, provide a general business update, and respond to investor questions. To participate, callers should dial (800) 920-3365. Participants should dial in at least 15 minutes prior to the start of the call. A Web presentation link is also available for the conference call: https://www.livemeeting.com/cc/gc_min_pro_usa/join?id=ZBCH7B&role=attend. Investors and financial analysts are invited to ask questions after the presentation is made. The presentation and a replay of the call will be available on Sparton’s Web site: http://www.sparton.com in the “Investor Relations” section for up to two years after the conference call.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 111th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, and field service. The primary markets served are in the Medical Device, Defense & Security Systems, and Electronic Manufacturing Services industries. Headquartered in Schaumburg, IL, Sparton currently has five manufacturing locations worldwide. The Company’s Web site may be accessed at http://www.sparton.com.

Safe Harbor and Fair Disclosure Statement

Certain statements described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2010, and its other filings with the Securities and Exchange Commission. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SPARTON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share and per share amounts)

	June 30, 2010	June 30, 2009
Assets
Current Assets:
Cash and cash equivalents	$30,589	$36,261
Restricted cash	3,162	—
Accounts receivable, net of allowance for doubtful accounts of $532 and $534, respectively	17,967	38,163
Inventories and costs of contracts in progress, net	26,514	38,435
Income taxes receivable	296	—
Deferred income taxes	57	35
Property held for sale	3,900	5,129
Prepaid expenses and other current assets	1,449	1,992

Total current assets	83,934	120,015
Property, plant and equipment, net	8,924	9,833
Goodwill	19,141	17,694
Other intangible assets, net	4,803	5,270
Other non-current assets	3,059	2,190

Total assets	$119,861	$155,002

Liabilities and Shareholders’ Equity
Current Liabilities:
Revolving line of credit	$—	$15,500
Current portion of long-term debt	121	4,142
Accounts payable	13,045	26,418
Accrued salaries and wages	5,737	5,023
Accrued health benefits	989	1,578
Current portion of pension liability	1,139	1,097
Restructuring accrual	233	2,365
Advance billings on customer contracts	21,595	25,103
Other accrued expenses	3,345	5,891

Total current liabilities	46,204	87,117
Deferred income taxes — non-current	1,579	1,135
Pension liability — non-current portion	1,980	4,061
Long-term debt — non-current portion	1,796	3,317
Environmental remediation — non-current portion	4,033	4,477

Total liabilities	55,592	100,107

Commitments and contingencies

Shareholders’ Equity:
Preferred stock, no par value; 200,000 shares authorized, none outstanding	—	—
Common stock, $1.25 par value; 15,000,000 shares authorized, 10,200,534 and 9,951,507 shares outstanding, respectively	12,751	12,439
Capital in excess of par value	19,864	19,671
Retained earnings	35,026	27,586
Accumulated other comprehensive loss	(3,372)	(4,801)

Total shareholders’ equity	64,269	54,895

Total liabilities and shareholders’ equity	$119,861	$155,002

SPARTON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Dollars in thousands, except share data)

	For the Three Months Ended June 30,		For the Year Ended June 30,
	2010	2009	2010	2009
Net sales	$40,013	$58,767	$173,977	$221,871
Cost of goods sold	34,506	54,227	147,394	205,985

Gross profit	5,507	4,540	26,583	15,886

Operating Expense:
Selling and administrative expenses	4,188	4,708	18,205	18,851
Amortization of intangibles	115	131	467	492
Restructuring/impairment charges	1,955	6,348	4,076	7,008
Gain on sale of property, plant and equipment, net	(3,119)	(20)	(3,119)	(10)
Other operating expenses	112	353	1,232	802

Total operating expense	3,251	11,520	20,861	27,143

Operating income (loss)	2,256	(6,980)	5,722	(11,257)

Other income (expense):
Interest expense	(189)	(312)	(844)	(1,568)
Interest income	37	(1)	85	28
Equity income (loss) in investment	—	(3)	30	(59)
Gain on sale of investment	—	—	201	—
Canadian translation adjustment	1	(229)	(23)	(1,483)
Other, net	104	94	353	373

Total other expense, net	(47)	(451)	(198)	(2,709)

Income (loss) before provision for (benefit from) income taxes	2,209	(7,431)	5,524	(13,966)
Provision for (benefit from) income taxes	111	1,406	(1,916)	1,787

Net income (loss)	$2,098	$(8,837)	$7,440	$(15,753)

Income (loss) per share of common stock:
Basic	$0.21	$(0.90)	$0.75	$(1.61)

Diluted	$0.21	$(0.90)	$0.75	$(1.61)

Weighted average shares of common stock outstanding:
Basic	9,995,586	9,812,020	9,972,409	9,811,635

Diluted	10,004,772	9,812,020	9,972,409	9,811,635

SPARTON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	For the Year Ended June 30,
	2010	2009
Cash Flows from Operating Activities:
Net income (loss)	$7,440	$(15,753)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,463	1,886
Deferred income tax expense	418	1,883
Equity loss (income) in investment	(30)	59
Pension expense	1,331	2,451
Stock-based compensation expense	505	196
Non-cash restructuring/impairment charges	2,129	2,112
Gain on sale of property, plant and equipment, net	(3,119)	(10)
Gain on sale of investment	(201)	—
Other	305	370
Changes in operating assets and liabilities:
Accounts receivable	20,196	(7,944)
Income taxes receivable	(296)	—
Inventories and cost of contracts in progress	11,921	24,838
Prepaid expenses and other assets	689	804
Advance billings on customer contracts	(3,508)	25,102
Accounts payable and accrued expenses	(19,387)	2,316

Net cash provided by operating activities	19,856	38,310
Cash Flows from Investing Activities:
Additional goodwill from Astro acquisition	(2,476)	(1,057)
Change in restricted cash	(3,162)	—
Purchases of property, plant and equipment	(1,535)	(1,227)
Proceeds from sale of property, plant and equipment	3,057	48
Proceeds from sale of investment	525	—
Other	—	4

Net cash used in investing activities	(3,591)	(2,232)
Cash Flows from Financing Activities:
Net short-term bank borrowings (repayments)	(15,500)	2,000
Repayment of long-term debt	(5,551)	(4,630)
Payment of debt financing costs	(886)	(115)

Net cash used in financing activities	(21,937)	(2,745)

Net increase (decrease) in cash and cash equivalents	(5,672)	33,333
Cash and cash equivalents at beginning of year	36,261	2,928

Cash and cash equivalents at end of year	$30,589	$36,261

Supplemental disclosure of cash flow information:
Cash paid for interest	$535	$1,494
Cash paid (received) for income taxes	$(2,039)	$243

Supplemental disclosure of non-cash investing activities:
Accrued expenses incurred for the acquisition of Astro	$—	$1,029

SPARTON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(UNAUDITED)

(Dollars in thousands, except share data)

	Common Stock		Capital In Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Loss	Total
	Shares	Amount
Balance at June 30, 2008	9,811,507	$12,264	$19,650	$43,593	$(4,647)	$70,860
Issuance of stock	140,000	175	(175)	—	—	—
Stock-based compensation expense	—	—	196	—	—	196
Effect of changing the pension plan measurement date, net of tax	—	—	—	(254)	(144)	(398)

Comprehensive loss, net of tax:
Net loss	—	—	—	(15,753)	—	(15,753)
Change in unrecognized pension costs	—	—	—	—	(10)	(10)

Comprehensive loss						(15,763)

Balance at June 30, 2009	9,951,507	12,439	19,671	27,586	(4,801)	54,895
Issuance of stock	249,027	312	(312)	—	—	—
Stock-based compensation	—	—	505	—	—	505
Comprehensive income, net of tax:
Net income	—	—	—	7,440	—	7,440
Change in unrecognized pension costs	—	—	—	—	1,429	1,429

Comprehensive income						8,869

Balance at June 30, 2010	10,200,534	$12,751	$19,864	$35,026	$(3,372)	$64,269